Exhibit 10.24

Certain confidential information has been omitted from this Exhibit 10.24 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.24 where the omitted information appeared in the original.

Amendment No. 1 to Supply Agreement

This Amendment No. 1 (this “Amendment”) to the Supply Agreement dated as of December 11, 2007 (the “Supply Agreement”) between Synthetic Materials, LLC, a Florida limited liability company (“SynMat”) and Lafarge North America Inc., a Maryland company (“Lafarge”) is dated as of this 22nd day of December, 2008.

WHEREAS, SynMat and Lafarge are parties to the Supply Agreement and wish to amend the Supply Agreement in order to modify the volume and price terms thereof, as further specified in this Amendment;

WHEREAS, capitalized terms are used in this Amendment as defined in the Supply Agreement;

NOW THEREFORE, the parties agree as follows:

1.	Amendment to Section 1A. The first sentence of Section 1A is deleted, and the following sentence is inserted in its place:

“For each of calendar year * * * and * * *, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat, Gypsum from SynMat’s Facilities in the amount of a minimum of * * * and a maximum of * * * Gypsum, for * * * a minimum of * * * and a maximum of * * *, for * * * a minimum of * * * and a maximum of the total production of Trimble County which is expected to be * * * Gypsum, and for each of the calendar years * * *, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat, Gypsum from SynMat’s Facilities in the amount or a minimum * * * to a maximum of the total production of Trimble County which is expected to be * * * Gypsum, which complies with the requirements set forth in Exhibit A.”

2.	Amendment to Section 6A. The first two sentences of Section 6A are deleted, and the following sentences are inserted in their place:

“For * * * and * * * the price shall be * * * FOB truck at SynMat’s Facilities. Beginning * * *, Lafarge shall pay SynMat a Base Price of * * *, subject to an annual adjustment on January 1 of each year starting * * *, for Gypsum loaded into Lafarge supplied barges from SynMat’s Facilities at the Trimble County Power Station during the Term of this Agreement.”

3.	No other Amendments. Except as expressly modified by this Amendment, the Supply Agreement is confirmed and ratified in all other respects.

4.	Counterparts. This Amendment may be signed by any number of counterparts, each of which shall be deemed an original and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures delivered by facsimile shall be binding for all purposes hereof.

IN WITNESS WHEREOF, SynMat and Lafarge have caused this Amendment No. I to Supply Agreement to be duly executed by their duly authorized officers as of the date specified above.

SYNTHETIC MATERIALS, LLC

By:	/s/ Sean P. Colgan

Name:	Sean P. Colgan

Title:	Chairman

LAFARGE NORTH AMERICA INC.

By:	/s/ Ike Preston

Name:	Ike Preston

Title:	President LNA Gypsum